Exhibit 3.2

NATURE’S MIRACLE HOLDING INC.

AMENDMENT NO. 1 TO

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

The undersigned, Tie “James” Li, does hereby certify that:

1. He is the Chief Executive Officer of NATURE’S MIRACLE HOLDING INC., a Delaware corporation (the “Corporation” or the “Company”).

2. The Corporation is authorized to issue up to 1,000,000 shares of preferred stock, of which: 250 have been designated Series A Convertible Preferred Stock; 2,500 have been designated Series B Convertible Preferred Stock; and 9,500 have been designated Series C Convertible Preferred Stock.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby amend the following provisions of the Certificate of Designation of Preferences, Rights and Limitations of the Series B Convertible Preferred Stock:

1. The third recital is hereby amended in its entirety to read as follows:

“WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to Series B Convertible Preferred Stock, a series of the preferred stock, which shall consist of, except as otherwise set forth in the Purchase Agreement, up to Five Thousand (5,000) shares of the preferred stock which the Corporation has the authority to issue, as follows:”

2. The definition of “Designation, Amount and Par Value” is hereby amended in its entirety to read as follows:

““Designation, Amount and Par Value” The series of preferred stock shall be designated as Series B Convertible Preferred Stock and the number of shares so designated shall be up to Five Thousand (5,000) (which shall not be subject to increase without the written consent of all of the Holders of the Preferred Stock). Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value of $1,000.00, subject to increase set forth in Section 3 and/or elsewhere in this Certificate of Designation below.”

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 to the Certificate of Designations this 2nd day of October, 2025.

/s/ Tie “James” Li

Name:	Tie “James” Li
Title:	Chairman & CEO